Exhibit 99.1
McClean Named Chairman of Commercial Metals Company Effective at Rabin’s Retirement
     Irving, TX — July 11, 2008 — Stanley A. Rabin, Chairman of the Board of Commercial Metals Company (NYSE: CMC) announced today that the Board of Directors has elected Murray R. McClean Chairman of the Board in addition to his responsibilities as President and Chief Executive Officer effective upon Mr. Rabin’s previously announced retirement August 31, 2008. McClean has served as a director since July 2006 and was named Chief Executive Officer in September 2006
     Rabin said, “This action acknowledges Murray’s leadership role and reflects the Board’s confidence in his continued success.” He added, “I am proud of Murray as well as our entire management team and will retire confident that CMC is poised to achieve record heights.”
     Anthony A. Massaro, Lead Director, said, “Murray McClean has played a vital role in the company’s success. His demonstrated leadership abilities will help take CMC into the future as Chairman, President and Chief Executive Officer. The Board and the steel industry will miss Stan Rabin but the Board has every confidence in Murray.”
     McClean joined Commercial Metals Company in 1985 as managing director of its marketing and distribution office in Sydney, Australia. In 1993, he was appointed President of the International Division of the Marketing and Distribution segment. Following his appointment as President of CMC’s Marketing and Distribution segment in 1999, McClean relocated to the Company’s headquarters in Dallas, Texas, was named Executive Vice President and Chief Operating Officer in September 2004, President in January 2006 and CEO in September 2006.
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
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Contact:	Debbie Okle Director, Public Relations 214.689.4354
2008-18